Exhibit 99.1

Purple Innovation Reports First Quarter 2023 Results

Lehi, Utah, May 10, 2023 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the first quarter ended March 31, 2023.

First Quarter Financial Summary (Comparisons versus First Quarter 2022)1

●	Net revenue decreased 23.6% to $109.4 million compared to $143.2 million.

○	Wholesale revenue decreased 25.3% and Direct-to-Consumer (DTC) revenue decreased 22.5%.

●	Gross margin increased 340 basis points to 39.5% compared to 36.1%.

●	Operating expenses were $65.2 million, or 59.6% of revenue compared to $70.0 million, or 48.9% of revenue.

○	Advertising spend decreased 50.7% to $11.7 million, compared to $23.8 million.

●	Operating loss was $(22.0) million compared to an operating loss of $(18.4) million.

●	Net loss was $(23.4) million as compared to $(13.6) million.

○	Adjusted net loss was $(12.0) million, or $(0.12) per diluted share as compared to $(16.5) million, or $(0.24) per diluted share.

●	EBITDA was $(16.3) million compared to $(10.6) million.

○	Adjusted EBITDA decreased to $(4.4) million compared to $(9.6) million.

●	Cash and cash equivalents were $54.5 million at March 31, 2023.

Chief Executive Officer Rob DeMartini, said “Our top-line result was generally in-line with our expectations and our improved Adjusted EBITDA reflects both meaningful operating efficiencies, and proactive cost management, including a significant shift in planned advertising spend intended to support the second quarter launch of our broadest product line ever. I am encouraged that despite lower revenue, we were able to increase gross margins, highlighting the work we’ve done right sizing our cost structure and improving the efficiency of supply chain and manufacturing processes.”

“With the second quarter underway, we have started shipping our new mattresses to our wholesale partners ahead of their debut at retail, including in our showrooms and website starting May 15,” continued DeMartini. “With the improved and expanded product lineup and new brand messaging, we are optimistic that consumer demand will accelerate in the second half of the year. While near-term challenges persist, we believe we are on the right path towards returning to profitable growth and driving sustained market share gains over the long-term.”

First Quarter 2023 Review

First quarter 2023 net revenue decreased 23.6% to $109.4 million, compared to $143.2 million in the first quarter of 2022. This decrease was primarily due to changing demand for home-related products, inflationary pressure on discretionary consumer spending, and an intentional 50.7% reduction in advertising spend compared with a year ago. This decrease was also due in part to decreased wholesale demand for our legacy mattress models due to the upcoming launch of our new premium and luxe product lineup. By channel, wholesale revenue decreased 25.3% and DTC revenue decreased 22.5%. DTC net revenues declined due to lower e-commerce revenue partially offset by growth in Purple retail showroom revenue driven by the addition of 21 showrooms over the previous 12 months.

[1]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Gross margin for the first quarter 2023 increased to 39.5% compared to 36.1% in the year ago period. Despite the cost de-leveraging that occurred as a result of lower net revenues and unit volume, gross margin increased largely due to lower materials, labor and freight costs compared to elevated levels in the prior year period, along with the ongoing benefit of efficiency and cost reduction initiatives that were initiated in the first half of 2022 and became fully impactful during the second half of the year.

Operating expenses were $65.2 million, or 59.6% of net revenue for the first quarter of 2023 compared to $70.0 million, or 48.9% of net revenue in the year ago period. This reduction in operating expenses was largely driven by a decrease in marketing and sales expense of $11.8 million, or 23.6%, due to the intentional reduction in advertising spend to improve marketing efficiency, stabilize profitability and align spending with current demand levels, including shifting approximately $3.0 million in launch related expenses into the second quarter of 2023. This was partially offset by a $5.8 million increase in general and administrative costs primarily attributable to expenses incurred by the Board’s Special Committee.

Operating loss was $(22.0) million for the first quarter 2023 compared to $(18.4) million in the prior year period.

Net loss attributable to Purple Innovation, Inc. was $(23.3) million for the first quarter 2023 compared to $(13.5) million in the year ago period. As previously disclosed, the Company determined that its outstanding warrants should be accounted for as liabilities and recorded at fair value on the date of the transaction and subsequently re-measured to fair value at each reporting date. For the three months ending March 31, 2023, there was no change in the fair value of warrant liabilities, while for the three months ended March 31, 2022, the Company recognized a non-cash gain of $3.9 million associated with the change in fair value of warrant liabilities.

Adjusted net loss, which excludes adjustments for certain non-cash items and other items the Company does not consider in the evaluation of ongoing operational performance, including losses associated with the extinguishment of debt and the expenses incurred by the Board’s Special Committee, was $(12.0) million, or $(0.12) per diluted share, compared to $(16.5) million, or $(0.24) per diluted share in the prior year period. Adjusted net income has also been adjusted to reflect an estimated effective income tax rate of 25.9% for the current year period and 14.9% for the comparable prior year period.

EBITDA for the first quarter 2023 was $(16.3) million compared to $(10.6) million in the first quarter 2022. Adjusted EBITDA, which excludes the expenses of the Board’s Special Committee, legal fees, non-cash loss on extinguishment of debt, non-cash stock-based compensation, a vendor separation fee, executive search costs, severance and showroom opening costs, was $(4.4) million compared to Adjusted EBITDA of $(9.6) million in the prior year period.

Balance Sheet

As of March 31, 2023, the Company had cash and cash equivalents of $54.5 million compared to $41.8 million as of December 31, 2022. The increase was driven primarily by cash provided from net proceeds of $57.2 million received from the public offering completed in February 2023. This was partially offset by cash used in operations of $13.5 million, capital expenditures of $3.1 million primarily related to additional investments made in our manufacturing facilities and the repayment of the full $24.7 million outstanding on the credit facility.

Inventories as of March 31, 2023 totaled $87.7 million compared with $73.2 million as of December 31, 2022. The increase in inventories since the end of 2022 is primarily due to the increase of finished goods.

2023 Outlook

The Company is reiterating its 2023 outlook for full year net revenue to be in the range of $590 to $615 million and Adjusted EBITDA between $13 million and $17 million and gross margins in the low 40 percent range for the full year.

Due to continued market softness and thelaunch of our new products and branding not happening until May 15th, we expect second quarter to continue to reflect softness on the top line and be in the range of Q2 a year ago. Additionally, the $3.0M of launch related expenses that shifted into the second quarter from the first quarter will weigh on profitability, as it is incremental to the start of the Company’s planned Q2 step up in advertising spend for 2023 in support of the new product launch and new brand messaging.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, May 10, 2023 at 4:30 p.m. Eastern Time. To access the call dial (844) 825-9789 (domestic) or (412) 317-5180 (international). The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to our expected continuing expansion of market share from investment in expanded product lines, innovation and showrooms; our ability to achieve profitability; expected improvements in performance quarter-over-quarter and growth in the second half of the year; expected improvement in margin rates; our ability to successfully execute on improvement strategies, including right-sizing our cost structure and improving supply chain and manufacturing efficiency, and related impacts on our operating results; expected improvements in our operating performance, including wholesale relationships; demand for our products; expectations regarding consumer behavior; the timing and impact of the introduction of new product lines; the adequacy of our cash other capital resources; and expected financial and operating results for the second quarter or full year 2023, including net revenue and Adjusted EBITDA. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; disruptions to our manufacturing processes; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2023 as amended on Form 10-K/A filed with the SEC on May 1, 2023, and in our other filings made with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the second quarter and full year 2023, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:
Brendon Frey, ICR
brendon.frey@icrinc.com
203-682-8200

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash, cash equivalents and restricted cash	$54,530	$41,754
Accounts receivable, net	14,442	34,566
Inventories, net	87,681	73,197
Prepaid expenses	7,537	7,821
Other current assets	4,598	4,117
Total current assets	168,788	161,455
Property and equipment, net	134,094	136,673
Operating lease right-of-use assets	101,593	102,541
Goodwill	4,897	4,897
Intangible assets, net	24,304	26,221
Other long-term assets	2,856	1,546
Total assets	$436,532	$433,333

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$46,835	$46,441
Accrued sales returns	4,118	5,107
Accrued compensation	9,666	6,691
Customer prepayments	2,853	4,452
Accrued sales and use tax	1,377	2,978
Accrued rebates and allowances	2,982	9,804
Operating lease obligations – current portion	14,129	13,708
Other current liabilities	7,639	8,130
Total current liabilities	89,599	97,311
Debt	—	23,657
Operating lease obligations, net of current portion	115,306	115,599
Other long-term liabilities, net of current portion	17,752	17,876
Total liabilities	222,657	254,443
Commitments and contingencies (Note 14)
Stockholders’ equity:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 105,045 issued and outstanding at March 31, 2023 and 91,380 issued and outstanding at December 31, 2022	11	9
Class B common stock; $0.0001 par value, 90,000 shares authorized; 448 issued and outstanding at March 31, 2023 and 448 issued and outstanding at December 31, 2022	—	—
Additional paid-in capital	587,753	529,466
Accumulated deficit	(374,814)	(351,514)
Total stockholders’ equity attributable to Purple Innovation, Inc.	212,950	177,961
Noncontrolling interest	925	929
Total stockholders’ equity	213,875	178,890
Total liabilities and stockholders’ equity	$436,532	$433,333

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2023	2022

Revenues, net	$109,372	$143,179
Cost of revenues	66,149	91,553
Gross profit	43,223	51,626
Operating expenses:
Marketing and sales	38,173	49,959
General and administrative	23,667	17,888
Research and development	3,372	2,143
Total operating expenses	65,212	69,990
Operating loss	(21,989)	(18,364)
Other income (expense):
Interest expense	(202)	(1,023)
Other income, net	73	17
Loss on extinguishment of debt	(1,217)	—
Change in fair value – warrant liabilities	—	3,928
Total other income (expense), net	(1,346)	2,922
Net loss before income taxes	(23,335)	(15,442)
Income tax benefit (expense)	(72)	1,811
Net loss	(23,407)	(13,631)
Net loss attributable to noncontrolling interest	(107)	(129)
Net loss attributable to Purple Innovation, Inc.	$(23,300)	$(13,502)

Net loss per share:
Basic	$(0.24)	$(0.20)
Diluted	$(0.24)	$(0.20)
Weighted average common shares outstanding:
Basic	98,404	67,058
Diluted	98,852	67,506

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(23,407)	$(13,631)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,883	3,842
Non-cash interest	270	148
Change in fair value – warrant liabilities	—	(3,928)
Loss on extinguishment of debt	1,217	—
Stock-based compensation	1,192	542
Deferred income taxes	—	(1,912)
Changes in operating assets and liabilities:
Accounts receivable	20,124	(3,576)
Inventories	(14,484)	(7,136)
Prepaid expenses and other assets	903	1,021
Operating leases, net	1,076	418
Accounts payable	1,223	(15,900)
Accrued sales returns	(989)	(1,970)
Accrued compensation	2,889	2,757
Customer prepayments	(1,599)	(5,993)
Accrued rebates and allowances	(6,822)	(3,160)
Other accrued liabilities	(1,979)	4,197
Net cash used in operating activities	(13,503)	(44,281)

Cash flows from investing activities:
Purchase of property and equipment	(2,943)	(12,631)
Investment in intangible assets	(155)	(447)
Net cash used in investing activities	(3,098)	(13,078)

Cash flows from financing activities:
Payments on term loan	(24,656)	(2,531)
Payments on revolving line of credit	—	(55,000)
Payments for debt issuance costs	(2,898)	(1,242)
Proceeds from stock offering	60,300	98,210
Payments for public offering costs	(3,100)	(5,315)
Tax receivable agreement payments	(269)	(5,847)
Proceeds from exercise of stock options	—	166
Net cash provided by financing activities	29,377	28,441

Net increase (decrease) in cash	12,776	(28,918)
Cash, cash equivalents and restricted cash, beginning of the year	41,754	91,616
Cash, cash equivalents and restricted cash, end of the period	$54,530	$62,698

Supplemental disclosures of cash flow information:
Cash paid during the period for interest, net of amounts capitalized	$(39)	$863
Cash paid during the period for income taxes	$43	$44

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$3,397	$4,730
Accrued distributions	$—	$228

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(in thousands, except per share amounts)

(unaudited)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA and adjusted EBITDA. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, net other income and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to stock-based compensation expense, debt extinguishment, changes in the fair value of the warrant liability, nonrecurring legal fees, Board special committee costs, executive interim and search costs, severance costs, vendor separation fee, showroom opening costs, new production facility start-up costs and COVID-19 related expenses. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended March 31,
	2023	2022

GAAP net loss	$(23,407)	(13,631)
Interest expense	202	1,023
Income tax (benefit) expense	72	(1,811)
Other (income) expense, net	(73)	(17)
Depreciation and amortization	6,883	3,842
EBITDA	(16,317)	(10,594)
Adjustments:
Change in fair value - warrant liability	—	(3,928)
Loss on extinguishment of debt	1,217	—
Stock-based compensation expense	1,192	542
Vendor separation fee	1,050	—
Legal fees	1,350	162
Board special committee fees	5,862	—
Executive interim and search costs	789	1,714
Severance costs	368	1,278
Showroom opening costs	57	676
New production facility start-up costs	—	263
COVID-19 related expenses	—	329
Adjusted EBITDA	$(4,432)	$(9,558)

Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net income and adjusted net income per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and the computation of adjusted net income per diluted share, are set forth below:

	Three Months Ended March 31,
	2023	2022
Net loss	$(23,407)	$(13,631)
Income tax (benefit) expense, as reported	72	(1,811)
Loss on extinguishment of debt	1,217	—
Board special committee fees	5,862	—
Change in fair value – warrant liabilities	—	(3,928)
Adjusted net loss before income taxes	(16,256)	(19,370)
Adjusted income taxes(1)	4,210	2,886
Adjusted net loss	$(12,046)	$(16,484)

Adjusted net income per share, diluted	$(0.12)	$(0.24)

Adjusted weighted-average shares outstanding, diluted(2)	98,852	67,506

(1)	Represents the estimated effective tax rate of 25.9% and 14.9% for the three months ended March 31, 2023 and 2022, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

(2)	Assumes dilutive warrants, options and restricted stock calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net loss per share, diluted, to adjusted net loss per share, diluted is set forth below for the three months ended March 31, 2023 and 2022:

	For the Three Months Ended
	March 31, 2023			March 31, 2022
	Net Income	Weighted Average Shares, Diluted	Net Loss per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Loss per Share, Diluted
Net loss attributable to Purple Innovation Inc.(1)	$(23,300)	98,852	$(0.24)	$(13,502)	67,506	$(0.20)
Assumed exchange of shares(2)	(107)			(129)	—
Net loss	(23,407)			(13,631)
Adjustments to arrive at adjusted income before taxes(3)	7,151			(5,739)
Adjusted loss before taxes	16,256			(19,370)
Adjusted income taxes(4)	4,210			2,886
Adjusted net loss	$(12,046)	98,852	$(0.12)	$(16,484)	67,506	$(0.24)

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average basic shares, of Class A common stock outstanding.

(2)	Assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock. For the three months ended March 31, 2023 and 2022, the assumed full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period was included in the calculation of the Weighted Average Shares, Diluted on the previous line as the effect was dilutive.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 25.9% and 14.9% for the three months ended December 31, 2023 and 2022, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.